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                                  Exhibit 99.1





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                            PRIME HOSPITALITY CORP.
                        1992 PERFORMANCE INCENTIVE PLAN

1.   Purposes.
     The 1992 Performance Incentive Plan (the "Plan") is intended to attract and retain the best available personnel for positions for substantial responsibilities with Prime Hospitality Corp. (the "Company") or any of its subsidiary corporations, and to provide additional incentive to such employees to exert their maximum efforts toward the success of the Company and its subsidiary corporations. The above aims will be effectuated through the granting of certain stock options. Under the Plan, options may be granted which are not intended to qualify as Incentive Stock Options (such options hereinafter referred to as "Options").
     2.  Administration of the Plan.
     The Plan shall be administered by a committee (the "Committee") consisting of David A. Simon, or such other person who is then serving as Chief Executive Officer of the Company. The Committee may exercise the power and authority vested in the Board of Directors under the Plan. Within the limits of the express provisions of the Plan, the Committee shall have the authority, in its discretion, to take the following actions under the Plan:
              (i) to determine the individuals to whom, and the time or times at which, Options to purchase the Company's shares of Common Stock, par value $.01 per share ("Common Shares"), shall be granted, and the number of Common Shares to be subject to each Option;
             (ii)  to interpret the Plan;
            (iii) to prescribe, amend and rescind rules and regulations relating to the Plan;
             (iv) to determine the terms and provisions of the respective stock option agreements granting Options (which need not be identical and may, in the Committee's discretion, contain provisions more favorable to the Optionee (as hereinafter defined) relating to the matters covered under Paragraphs 5, 6, 8 or 9 hereof); and
              (v) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success, and such other factors





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as the Committee, in its discretion, shall deem relevant.  An individual to whom an option has been granted under the Plan is referred to herein as an "Optionee." The Committee's determinations on the matters referred to in this paragraph shall be conclusive. Any determination by a majority of the members of the Committee shall be deemed to have been made by the whole Committee.
3.   Shares Subject to the Plan.
     The total number of Common Shares which shall be subject to Options granted under the Plan shall be 330,000 in the aggregate, subject to adjustment as provided in Paragraph 8 or in any related stock option agreement. The Company shall at all times while the Plan is in force reserve such number of Common Shares as will be sufficient to satisfy the requirements of outstanding Options. The Common Shares to be issued upon exercise of Options shall in whole or in part be authorized and unissued or reacquired Common Shares. The unexercised portion of any expired, terminated or cancelled Option shall again be available for the grant of Options under the Plan.
4.   Eligibility.
     (a) Options may be granted only to key employees, officers or directors of the Company or of a subsidiary corporation, as determined by the Committee.
     (b) Nothing contained in the Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan for proper corporate purposes.
     (c) Nothing contained in the Plan shall be construed to limit the right of the Committee to grant additional Options from time to time to the Optionee holding such Options, and options may be granted from time to time to one or more employees who have not previously been granted Options.
5.   Terms of Options.
     The terms of each Option granted under the Plan shall be determined by the Committee consistent with the provisions of the Plan, including the following:
            (a) The purchase price of the Common Shares subject to each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted.
            (b) The dates on which each Option (or portion thereof) shall be exercisable shall be fixed by the Committee, in its discretion, at the time such Option is granted.
            (c) The expiration of each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted. No Option shall be exercisable after the





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expiration of six (6) years from the date of its grant and each Option shall be subject to earlier termination as expressly provided in Paragraph 6 hereof or as determined by the Committee, in its discretion, at the date such Option is granted.
            (d) Options shall be exercised by the delivery by the Optionee thereof to the Company at its principal office or at such other address as may be established by the Committee (Attention: Administrator, 1992 Stock Option
Plan) of written notice of the number of shares with respect to which the Option is being exercised accompanied by payment in full of the purchase price of such shares. Payment for such shares may be made (as determined by the Committee) (i) in cash, (ii) by certified check or bank cashier's check payable to the order of the Company in the amount of such purchase price, (iii) by promissory note issued by the Optionee in favor of the Company in an amount equal to such purchase price and payable on terms prescribed by the Committee and which provides for the payment of interest at a fair market rate, as determined by the Committee, (iv) by delivery of capital stock to the Company having a fair market value equal to said purchase price, (v) by irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the Common Shares as to which such exercise relates and to sell the Common Shares to be issued upon exercise of the Option and deliver the cash proceeds less commissions and brokerage fees to the Optionee or to deliver the remaining Common Shares to the Optionee, or (vi) by any combination of the methods of payment described in (i) through (v) above.
            (f) An Optionee shall not have any of the rights of a shareholder with respect to the Common Shares subject to his Option until such shares are issued to him upon the exercise of his Option as provided herein.
            (g) No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.
6.   Death or Termination of Employment.
     (a) If the employment or other relationship of an Optionee with the Company or any of its subsidiary corporations shall be terminated voluntarily by the employee and without the consent of the Company or a subsidiary corporation, as the case may be, or for cause,





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and immediately after such termination such Optionee shall not then be employed by the Company or any of its subsidiary corporations, as the case may be, any Option or Options granted to such Optionee to the extent not theretofore exercised shall expire forthwith.
     (b) If such employment or other relationship of an Optionee with the Company shall terminate other than (i) by reason of death, (ii) voluntarily by the employee and without the consent of the Company or any of its subsidiary corporations, as the case may be, or (iii) for cause, and immediately after such termination such Optionee shall not then be employed by the Company or any of its subsidiary corporations, as the case may be, any Option or Options granted to such Optionee may be exercised at any time within three months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 6. For the purposes of the Plan, the retirement of an Optionee either pursuant to a pension or retirement plan adopted by the Company or a subsidiary corporation, as the case may be, on the normal retirement date prescribed from time to time by the Company or such subsidiary corporation, and the termination of employment as a result of a disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee or for cause.
     (c) If an Optionee dies (i) while employed by, or while engaged in another relationship with, the Company or a subsidiary corporation or (ii) within three months after the termination of his employment or other relationship other than voluntarily by the Optionee and without the consent of the Company or a subsidiary corporation or for cause, any Option or Options granted to such Optionee may be exercised at any time within six months after such Optionee's death, subject to the provisions of subparagraph (d) of this Paragraph 6.
     (d) An Option may not be exercised pursuant to this Paragraph 6 except to the extent that the Optionee was entitled to exercise the Option at the time of termination of employment or such other relationship, or death, and in any event may not be exercised after the expiration of six (6) years from the date the Option was granted.
7.   Leave of Absence.
     For purposes of the Plan, an individual who is on military or sick leave or other bona fide leave of absence (such as temporary employment by the United States or any state government) shall be considered as remaining in the employ of the Company or of a





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subsidiary corporation for 90 days or such longer period as shall be determined by the Committee.
8.   Adjustment upon Changes in Capitalization.
     (a) In the event that the outstanding Common Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like, or dividends payable in Common Shares, an appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan and in the number of shares and price per share subject to outstanding Options. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, an Optionee shall at the time of issuance of the stock under such corporate event be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option.
     (b) Any adjustment under this Paragraph 8 in the number of Common Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.
9.   Further Conditions of Exercise.
     (a) Unless prior to the exercise of an Option the Common Shares issuable upon such exercise are the subject of a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and there is then in effect a prospectus filed as part of such registration statement meeting the requirements of Section 10(a)(3) of the Securities Act, the notice of exercise with respect to such Option shall be accompanied by a representation or agreement of the Optionee to the Company to the effect that such shares are being acquired for investment only and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act.





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     (b)  Anything in subparagraph (a) of this Paragraph 9 to the contrary notwithstanding, the Company shall not be obligated to issue or sell any Common Shares until they have been listed on each securities exchange on which the Common Shares may then be listed and until and unless, in the opinion of counsel to the Company, the Company may issue such shares pursuant to a qualification or an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. The Company shall use reasonable efforts to effect such listing, qualification and registration, as the case may be.
10.  Termination, Modification and Amendment.
     (a) The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board of Directors, and no Option shall be granted after termination of the Plan.
     (b) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon.
     (c) The Board of Directors of the Company may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company be entitled to vote thereon, increase (except as provided by Paragraph 8) the maximum number of Common Shares as to which Options may be granted under the Plan or change the class of persons eligible to receive Options under the Plan.
     (d) No termination, modification or amendment of the Plan may adversely affect the rights conferred by any Options without the consent of the Optionee thereof.
11.  Effectiveness of the Plan.
     The Plan is adopted pursuant to authorization of the U.S. Bankruptcy Court for the Southern District of Florida, after disclosure and approval of the Second Amended Joint Plan of Reorganization by Creditors and Shareholders. Accordingly, the Plan shall become effective upon adoption by the Board of Directors of the Company.
12.  Not a Contract of Employment.
Nothing contained in the Plan or in any stock option agreement executed pursuant hereto shall be deemed to confer upon Optionee any right to remain in the employ of the





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Company or subsidiary corporation.





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